Exhibit 99.1

January 9, 2009

Re: 2008 Updated District-Wide Election Results

Dear Shareholder:

The Federal Home Loan Bank of Indianapolis previously sent out the results of the 2008 district-wide election of independent directors. After a dialogue with the Federal Housing Finance Agency (“FHFA”) and further review of the term allocation rules, we have discovered an error in the designation of two of the elected directors’ terms. To correct this, Mr. Bradford, as public interest director, has now been elected to a four-year term and Mr. Long’s term has been reduced from four years to three years.

Independent Director District-Wide Election – Four Directors

Number of Indiana members eligible to vote	198
Number of Michigan members eligible to vote	224
Total members eligible to vote	422
Number of Indiana members casting votes	61
Number of Michigan members casting votes	74
Total members casting votes	135
Total eligible votes for each directorship	4,785,763

		Term Ends		Votes Received
*Carl Liedholm Michigan State University Professor of Economics	East Lansing, MI	December 31, 2012		1,700,428

* Jonathan P. Bradford President & CEO Inner City Christian Federation	Grand Rapids, MI	December 31, 2012	**	1,632,212 Public Interest Directorship

* Robert D. Long Kenra, Ltd. Corporate Director, Audit Committee Chair	Indianapolis, IN	December 31, 2011		1,642,379

* Larry Swank President & CEO Sterling Group, Inc.	Mishawaka, IN	December 31, 2010		1,525,624

*	Elected

**	Per FHFA public interest director term allocation preference, under FHFA Order Designation of FHLBank Directorships, dated September 24, 2008

Thank you for participating in this year’s district-wide election process. Your contribution ensures sound representation on our board of directors for the mutual benefit of the Bank and all the stockholders it serves.

Sincerely,

/s/ JONATHAN R. WEST
Jonathan R. West
Corporate Secretary